Exhibit 99.2
For Immediate News Release
April 25, 2024
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2024 OPERATING RESULTS AND
SECOND QUARTER AND FULL YEAR 2024 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months ended March 31, 2024 and 2023 as detailed below.

	Q1 2024	Q1 2023	% Change
EPS	$1.22	$1.05	16.2%
FFO per share (1)	$2.73	$2.54	7.5%
Core FFO per share (1)	$2.70	$2.57	5.1%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 11, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2024 to its results for the prior year period:

Q1 2024 Results Compared to Q1 2023
	Per Share
	EPS	FFO	Core FFO
Q1 2023 per share reported results	$1.05	$2.54	$2.57
Same Store Residential NOI (1)	0.12	0.12	0.12
Development and Other Stabilized Residential NOI	0.07	0.07	0.07
Overhead and other	(0.02)	(0.02)	(0.02)
Capital markets and transaction activity	(0.02)	(0.04)	(0.04)
Non-core items (2)	0.06	0.06	—
Real estate gains, depreciation expense and other	(0.04)	—	—
Q1 2024 per share reported results	$1.22	$2.73	$2.70

(1) Consists of increases of $0.19 in revenue and $0.07 in operating expenses.
(2) For detail of non-core items, see Attachment 11, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2024 to its January 2024 outlook:

Q1 2024 Results Compared to January 2024 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.11	$2.59	$2.61
Same Store Residential NOI (2)	0.07	0.07	0.07
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Overhead and other	(0.01)	(0.01)	(0.01)
Capital markets and transaction activity	0.02	0.02	0.02
Non-core items (3)	0.05	0.05	—
Real estate gains, depreciation expense and other	(0.03)	—	—
Q1 2024 per share reported results	$1.22	$2.73	$2.70
(1) The mid-point of the Company's January 2024 outlook.
(2) Consists of favorable revenue of $0.04 and favorable operating expenses of $0.03.
(3) For detail of non-core items for the three months ended March 31, 2024, see Attachment 11, table 2.

Same Store Operating Results for the Three Months Ended March 31, 2024 Compared to the Prior Year Period

Same Store total revenue increased $28,005,000, or 4.3%, to $677,245,000. Same Store Residential revenue increased $26,845,000, or 4.2%, to $669,227,000. Same Store Residential operating expenses increased $10,174,000, or 5.2%, to $205,486,000 and Same Store Residential NOI increased $16,671,000, or 3.7%, to $463,741,000.

The following table presents percentage changes in Same Store Residential revenue, operating expenses and NOI for the three months ended March 31, 2024 compared to the three months ended March 31, 2023:
Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Q1 2024 Compared to Q1 2023
	Same Store Residential
	Revenue (1)	Opex (2)		% of Q1 2024 NOI

			NOI
New England	4.8%	2.7%	5.8%	14.1%
Metro NY/NJ	4.0%	8.4%	2.0%	19.7%
Mid-Atlantic	3.5%	7.8%	1.8%	15.2%
Southeast FL	1.7%	5.4%	(0.1)%	3.3%
Denver, CO	2.9%	6.6%	1.5%	1.6%
Pacific NW	2.9%	4.1%	2.5%	6.5%
N. California	1.7%	4.3%	0.7%	16.2%
S. California	7.5%	3.1%	9.4%	22.3%
Other Expansion Regions	—%	6.3%	(3.1)%	1.1%
Total	4.2%	5.2%	3.7%	100.0%

(1) See Attachment 4, Quarterly Residential Revenue and Occupancy Changes - Same Store, for additional detail.
(2) See Attachment 6, Residential Operating Expenses ("Opex") - Same Store, for discussion of variances.

Development Activity

Consolidated Development Communities

At March 31, 2024, the Company had 17 consolidated Development communities under construction that are expected to contain 6,064 apartment homes and 59,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,500,000,000.

Structured Investment Program ("SIP") Activity

As of March 31, 2024, the Company had seven commitments to fund either mezzanine loans or preferred equity investments for the development of multifamily projects in the Company's markets, up to $191,585,000 in the aggregate. At March 31, 2024, the Company's investment commitments had a weighted average rate of return of 11.5% and a weighted average initial maturity date of December 2026. As of March 31, 2024, the Company had funded $117,321,000 of these commitments.

Liquidity and Capital Markets

At March 31, 2024, the Company had $287,892,000 in unrestricted cash and cash equivalents.

As of March 31, 2024, the Company did not have any borrowings outstanding under its $2,250,000,000 unsecured revolving credit facility (the "Credit Facility") or its $500,000,000 unsecured commercial paper note program. As of the date of this release, the Company had $100,000,000 outstanding under its unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2024 was 4.3 times and Unencumbered NOI (as defined in this release) for the three months ended March 31, 2024 was 95%.

Second Quarter and Full Year 2024 Financial Outlook

For its second quarter and full year 2024 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2024			Full Year 2024
	Low		High	Low		High
Projected EPS	$1.60	—	$1.70	$6.98	—	$7.38
Projected FFO per share	$2.59	—	$2.69	$10.63	—	$11.03
Projected Core FFO per share	$2.63	—	$2.73	$10.71	—	$11.11

(1) See Attachment 11, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year 2024 Financial Outlook
				Full Year 2024
				vs. Full Year 2023
				Low		High
Same Store:
Residential revenue change				2.5%	—	3.7%
Residential Opex change				4.4%	—	6.4%
Residential NOI change				1.1%	—	3.1%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter 2024 to the mid-point of its second quarter 2024 financial outlook:

Q1 2024 Results Compared to Q2 2024 Outlook
	Per Share
	EPS	FFO	Core FFO
Q1 2024 per share reported results	$1.22	$2.73	$2.70
Same Store Residential revenue	0.03	0.03	0.03
Same Store Residential Opex	(0.05)	(0.05)	(0.05)
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Capital markets and transaction activity	(0.02)	(0.02)	(0.02)
Non-core items (1)	(0.07)	(0.07)	—
Gain on sale of real estate and depreciation expense	0.52	—	—
Projected per share - Q2 2024 outlook (2)	$1.65	$2.64	$2.68

(1) For detail of non-core items, see Attachment 11, table 2 and table 8.
(2) Represents the mid-point of the Company's outlook.

The following table compares the mid-point of the Company’s April 2024 full year outlook for EPS, FFO per
Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

share and Core FFO per share to its January 2024 full year outlook:

April 2024 Full Year Outlook Compared to January 2024 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - January 2024 outlook (1)	$6.52	$10.67	$10.78
Same Store Residential revenue	0.10	0.10	0.10
Same Store Residential Opex	0.01	0.01	0.01
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Capital markets and transaction activity	0.01	0.01	0.01
Non-core items (2)	0.03	0.03	—
Gain on sale of real estate and depreciation expense	0.50	—	—
Projected per share - April 2024 outlook (1)	$7.18	$10.83	$10.91

(1) Represents the mid-point of the Company's outlook.
(2) For detail of non-core items, see Attachment 11, table 8.

Other Matters

The Company will hold a conference call on April 26, 2024 at 11:00 AM ET to review and answer questions about this release, its first quarter 2024 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from April 26, 2024 at 4:00 PM ET to May 26, 2024, dial 844-512-2921 and use replay passcode: 13740497. A webcast of the conference call will also be available at https://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at https://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through https://investors.avalonbay.com/other-information.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at https://investors.avalonbay.com subsequent to this release and before the market opens on April 26, 2024.

About AvalonBay Communities, Inc.

As of March 31, 2024, the Company owned or held a direct or indirect ownership interest in 299 apartment communities containing 90,673 apartment homes in 12 states and the District of Columbia, of which 17 communities were under development. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at https://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the Company’s use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “may,” “shall,” “will,” “pursue,” “outlook” and other similar expressions in this release that predict or indicate future events and trends and that do not report historical matters. These statements include, among other things, statements regarding the Company’s intent, belief, forecasts, assumptions or expectations with respect to: the Company’s potential development, redevelopment, acquisition or disposition of communities; the timing and cost of completion of apartment communities under construction, reconstruction, development or redevelopment; the timing of lease-up, occupancy and stabilization of apartment communities; the pursuit of land on which the Company is considering future development; the anticipated operating performance of the Company’s communities; cost, yield, revenue, NOI and earnings estimates; the impact of landlord-tenant laws and rent regulations; the Company’s expansion into new regions; the Company’s declaration or payment of dividends; the Company’s joint venture activities; the Company’s policies regarding investments, indebtedness, acquisitions, dispositions, financings and other matters; the Company’s qualification as a REIT under the Code; the real estate
Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

markets in Metro New York/New Jersey, Northern and Southern California, Denver, Colorado, Southeast Florida, Dallas and Austin, Texas and Charlotte and Raleigh-Durham, North Carolina, and markets in selected states in the Mid-Atlantic, New England and Pacific Northwest regions of the United States and in general; the availability of debt and equity financing; interest rates; general economic conditions, including the potential impacts from current economic conditions, including rising interest rates and general price inflation; trends affecting the Company’s financial condition or results of operations; regulatory changes that may affect the Company; and the impact of legal proceedings.

The Company cannot assure the future results or outcome of the matters described in these statements; rather, these statements merely reflect the Company’s current expectations of the approximate outcomes of the matters discussed. The Company does not undertake a duty to update these forward-looking statements, and therefore they may not represent the Company’s estimates and assumptions after the date of this release. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the Company’s actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by these forward-looking statements. You should carefully review the discussion under Part I, Item 1A. “Risk Factors” of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and Part II, Item 1A. “Risk Factors” in subsequent quarterly reports on Form 10-Q for further discussion of risks associated with forward-looking statements.

Some of the factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following: the Company may fail to secure development opportunities due to an inability to reach agreements with third parties to obtain land at attractive prices or to obtain desired zoning and other local approvals; the Company may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed the Company’s original estimates; the Company may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in the Company’s expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond the Company’s control; financing may not be available on favorable terms or at all, and the Company’s cash flows from operations and access to cost-effective capital may be insufficient for the development of the Company’s pipeline, which could limit the Company’s pursuit of opportunities; the impact of new landlord-tenant laws and rent regulations may be greater than expected; an outbreak of disease or other public health event may affect the multifamily industry and general economy, including from measures taken by businesses and the government and the preferences of consumers and businesses for living and working arrangements both during and after such an event; the Company’s cash flows may be insufficient to meet required payments of principal and interest, and the Company may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; the Company may be unsuccessful in its management of joint ventures and the REIT vehicles that are used with certain joint ventures; laws and regulations implementing rent control or rent stabilization, or otherwise limiting the Company’s ability to increase rents, charge fees or evict tenants, may impact its revenue or increase costs; the Company’s expectations, estimates and assumptions as of the date of this filing regarding legal proceedings are subject to change; the Company’s assumptions and expectations in its financial outlook may prove to be too optimistic; the possibility that the Company may choose to pay dividends in its stock instead of cash, which may result in stockholders having to pay taxes with respect to such dividends in excess of the cash received, if any; and investments made under the SIP in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected or the development may not be completed on schedule, which could require the Company to engage in litigation, foreclosure actions, and/or first party project completion to recover its investment, which may not be recovered in full or at all in such event.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 11, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 11 is included in the full earnings release available at the Company’s website at https://investors.avalonbay.com.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Avalon Princeton Circle
Princeton, NJ

AVA Esterra Park
Redmond, WA

Avalon Chino Hills
Chino Hills, CA

FIRST QUARTER 2024

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2024

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Revenue and Occupancy Changes............................................................................................	Attachment 4
Sequential Quarterly Residential Revenue and Occupancy Changes..........................................................................	Attachment 5
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 6

Development, Unconsolidated Real Estate Investments and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 7
Development Communities...........................................................................................................................................	Attachment 8
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 9
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 10

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 11

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 8, 9 and 11, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's business, including development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information (1)
March 31, 2024
(Dollars in thousands, except per share data)
(unaudited)

	Q1	Q1
	2024	2023	% Change
Revenue:
Rental and other income	$711,064	$673,642	5.6%
Management, development and other fees	1,795	1,066	68.4%
Total	712,859	674,708	5.7%
Operating expenses:
Direct property operating expenses, excluding property taxes (2)	138,911	129,829	7.0%
Property taxes	79,780	74,495	7.1%
Total community operating expenses	218,691	204,324	7.0%

Property management and other indirect operating expenses (2)	(37,005)	(35,003)	(5.7)%
Expensed transaction, development and other pursuit costs, net of recoveries	(4,245)	(2,992)	(41.9)%
Interest expense, net (3)	(54,766)	(56,821)	3.6%
Depreciation expense	(212,269)	(204,743)	(3.7)%
General and administrative expense	(20,331)	(20,400)	0.3%
Casualty loss	(2,935)	(5,051)	41.9%
Income from unconsolidated investments (4)	10,847	4,845	123.9%
Other real estate activity	71	116	(38.8)%
Income before income taxes	173,535	150,335	15.4%

Income tax benefit (expense)	22	(3,560)	N/A
Net income	173,557	146,775	18.2%

Net (income) loss attributable to noncontrolling interests	(108)	127	N/A
Net income attributable to common stockholders	$173,449	$146,902	18.1%

Net income attributable to common stockholders per common share - basic	$1.22	$1.05	16.2%
Net income attributable to common stockholders per common share - diluted	$1.22	$1.05	16.2%

FFO	$387,801	$355,258	9.2%
Per common share - diluted	$2.73	$2.54	7.5%

Core FFO	$383,758	$359,970	6.6%
Per common share - diluted	$2.70	$2.57	5.1%

Dividends declared - common	$242,116	$231,438	4.6%
Per common share	$1.70	$1.65	3.0%

Weighted average common shares and participating securities outstanding - basic	142,179,148	140,021,257	1.5%
Weighted average common shares outstanding - diluted	142,222,755	140,023,810	1.6%
Total outstanding common shares and operating partnership units	142,184,758	140,010,356	1.6%

(1)	For detail of non-core items which are included in this attachment, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(2)	In conjunction with the Company’s continued centralization of operating activities into a shared services model, the Company updated its presentation to include $3,152 of platform costs that were historically presented as direct property operating expenses, excluding property taxes, as a component of property management and other indirect operating expenses for the three months ended March 31, 2023.
(3)	Amounts include $4,713 and $5,152 of interest income on cash and restricted cash for the three months ended March 31, 2024 and 2023, respectively.
(4)	Amounts include $3,176 and $872 of SIP interest income for the three months ended March 31, 2024 and 2023, respectively.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2024
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2024	2023

Real estate	$25,661,352	$25,396,856
Less accumulated depreciation	(7,720,513)	(7,521,962)

Net operating real estate	17,940,839	17,874,894
Construction in progress, including land	1,210,773	1,268,915
Land held for development	211,546	199,062
Real estate assets held for sale, net	9,629	—

Total real estate, net	19,372,787	19,342,871

Cash and cash equivalents	287,892	397,890
Restricted cash	97,342	96,045
Resident security deposits	38,316	37,025
Unconsolidated investments	220,384	220,145
Other assets	624,176	584,238

Total assets	$20,640,897	$20,678,214

Unsecured notes, net	$7,257,806	$7,256,152
Unsecured credit facility and commercial paper, net	—	—
Notes payable, net	725,465	725,670
Resident security deposits	64,437	63,815
Other liabilities	877,482	847,786
Total liabilities	8,925,190	8,893,423

Redeemable noncontrolling interests	1,473	1,473
Equity	11,714,234	11,783,318

Total liabilities and equity	$20,640,897	$20,678,214

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
March 31, 2024
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended March 31, 2024	Quarter Ended December 31, 2023
Residential Revenue
Same Store	78,377	$669,227	$664,177
Other Stabilized (2)	2,935	23,012	22,172
Development/Redevelopment (3)	6,539	8,017	4,315
Commercial Revenue	N/A	10,112	10,573
Total Revenue	87,851	$710,368	$701,237

Residential Operating Expense
Same Store		$205,486	$202,178
Other Stabilized (2)		7,449	7,022
Development/Redevelopment		3,664	2,133
Commercial Operating Expense		1,828	1,851
Total Operating Expense		$218,427	$213,184

Residential NOI
Same Store		$463,741	$461,999
Other Stabilized (2)		15,563	15,150
Development/Redevelopment		4,353	2,182
Commercial NOI		8,284	8,722
Total NOI		$491,941	$488,053

Same Store Average Revenue per Occupied Home (4)		$2,967	$2,953

Same Store Economic Occupancy		95.9%	95.6%

Same Store Turnover (5)
Current year period / Prior year period		34.1% / 37.2%	37.7% / 39.0%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE
	January 2024	February 2024	March 2024	Q1 2024		April 2024 (7)
New England	3.0%	3.5%	3.0%	3.1%		4.2%
Metro NY/NJ	1.8%	2.9%	3.3%	2.7%		3.5%
Mid-Atlantic	2.5%	3.4%	3.5%	3.2%		5.3%
Southeast FL	—%	0.7%	1.3%	0.7%		0.7%
Denver, CO	0.8%	2.7%	3.5%	2.3%		3.3%
Pacific NW	1.2%	3.9%	3.2%	2.8%		4.6%
N. California	(1.5)%	0.2%	1.3%	—%		2.7%
S. California	1.5%	2.3%	1.1%	1.6%		1.9%
Other Expansion Regions	(0.7)%	(0.5)%	2.0%	0.4%		1.3%
Total	1.3%	2.4%	2.3%	2.0%	(6)	3.3%	(6)

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale. See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms for the definition of capitalized terms.
(2)	Results for these communities prior to January 1, 2024 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(3)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 8 - Development Communities.
(4)	Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(5)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period, and excludes any third-party managed communities.
(6)	For the three months ended March 31, 2024, New Move-In Like-Term Effective Rent Change was (0.5)% and Renewal Like-Term Effective Rent Change was 4.3%. New Move-In Like-Term Effective Rent Change was 2.0% and Renewal Like-Term Effective Rent Change was 4.4% for April 1, 2024 to April 23, 2024.
(7)	Rent change percentage for activity in April 2024 through April 23, 2024.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Revenue and Occupancy Changes - Same Store
March 31, 2024
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		Q1 24	Q1 23	% Change	Q1 24	Q1 23	% Change	Q1 24	Q1 23	% Change

New England	9,927	$3,374	$3,205	5.3%	96.1%	96.6%	(0.5)%	$96,557	$92,173	4.8%	4.9%

Metro NY/NJ
New York City, NY	3,788	4,188	3,965	5.6%	96.2%	96.9%	(0.7)%	45,801	43,672	4.9%	5.2%
New York - Suburban	3,563	3,591	3,467	3.6%	95.0%	94.7%	0.3%	36,461	35,103	3.9%	5.9%
New Jersey	5,415	3,306	3,190	3.6%	95.8%	96.2%	(0.4)%	51,449	49,830	3.2%	3.8%
Metro NY/NJ	12,766	3,647	3,497	4.3%	95.7%	96.0%	(0.3)%	133,711	128,605	4.0%	4.8%

Mid-Atlantic
Washington DC	2,626	2,599	2,567	1.2%	91.9%	93.6%	(1.7)%	18,814	18,904	(0.5)%	(0.5)%
Northern Virginia	6,107	2,553	2,463	3.7%	96.3%	95.6%	0.7%	45,069	43,171	4.4%	4.3%
Suburban Maryland	2,595	2,289	2,149	6.5%	95.9%	96.3%	(0.4)%	17,084	16,106	6.1%	5.3%
Baltimore, MD	3,154	2,235	2,163	3.3%	95.7%	95.7%	0.0%	20,239	19,585	3.3%	3.5%
Mid-Atlantic	14,482	2,445	2,362	3.5%	95.3%	95.3%	0.0%	101,206	97,766	3.5%	3.4%

Southeast FL	2,837	2,879	2,829	1.8%	97.7%	97.8%	(0.1)%	23,954	23,545	1.7%	2.7%

Denver, CO	1,539	2,290	2,216	3.3%	95.2%	95.6%	(0.4)%	10,066	9,787	2.9%	2.9%

Pacific Northwest	5,374	2,706	2,653	2.0%	96.3%	95.4%	0.9%	42,023	40,822	2.9%	3.3%

Northern California
San Jose, CA	4,727	3,026	2,942	2.9%	96.4%	96.8%	(0.4)%	41,372	40,382	2.5%	2.5%
Oakland - East Bay, CA	4,338	2,754	2,697	2.1%	95.4%	96.3%	(0.9)%	34,188	33,776	1.2%	1.3%
San Francisco, CA	3,072	3,441	3,411	0.9%	96.4%	96.0%	0.4%	30,578	30,194	1.3%	1.5%
Northern California	12,137	3,034	2,974	2.0%	96.1%	96.4%	(0.3)%	106,138	104,352	1.7%	1.8%

Southern California
Los Angeles, CA	12,143	2,826	2,619	7.9%	96.2%	96.3%	(0.1)%	99,014	91,835	7.8%	7.7%
Orange County, CA	4,024	2,895	2,727	6.2%	96.0%	95.8%	0.2%	33,565	31,543	6.4%	6.6%
San Diego, CA	1,767	2,911	2,690	8.2%	96.2%	96.9%	(0.7)%	14,847	13,809	7.5%	7.4%
Southern California	17,934	2,850	2,649	7.6%	96.1%	96.2%	(0.1)%	147,426	137,187	7.5%	7.4%

Other Expansion Regions	1,381	2,079	2,068	0.5%	94.6%	95.1%	(0.5)%	8,146	8,145	0.0%	0.0%

Total Same Store	78,377	$2,967	$2,842	4.4%	95.9%	96.1%	(0.2)%	$669,227	$642,382	4.2%	4.4%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 4.4%. See Attachment 11, table 9.
(2) Represents the change in Residential Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 11, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Revenue and Occupancy Changes - Same Store
March 31, 2024
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		Q1 24	Q4 23	% Change	Q1 24	Q4 23	% Change	Q1 24	Q4 23	% Change

New England	9,927	$3,374	$3,347	0.8%	96.1%	96.2%	(0.1)%	$96,557	$95,870	0.7%	0.6%

Metro NY/NJ
New York City, NY	3,788	4,188	4,124	1.6%	96.2%	96.6%	(0.4)%	45,801	45,280	1.2%	1.0%
New York - Suburban	3,563	3,591	3,564	0.8%	95.0%	95.0%	0.0%	36,461	36,173	0.8%	0.9%
New Jersey	5,415	3,306	3,305	0.0%	95.8%	95.7%	0.1%	51,449	51,377	0.1%	0.0%
Metro NY/NJ	12,766	3,647	3,619	0.8%	95.7%	95.8%	(0.1)%	133,711	132,830	0.7%	0.6%

Mid-Atlantic
Washington DC	2,626	2,599	2,578	0.8%	91.9%	92.3%	(0.4)%	18,814	18,730	0.4%	0.1%
Northern Virginia	6,107	2,553	2,564	(0.4)%	96.3%	95.9%	0.4%	45,069	45,053	0.0%	0.0%
Suburban Maryland	2,595	2,289	2,255	1.5%	95.9%	96.2%	(0.3)%	17,084	16,883	1.2%	0.9%
Baltimore, MD	3,154	2,235	2,257	(1.0)%	95.7%	95.3%	0.4%	20,239	20,360	(0.6)%	(0.5)%
Mid-Atlantic	14,482	2,445	2,445	0.0%	95.3%	95.1%	0.2%	101,206	101,026	0.2%	0.1%

Southeast FL	2,837	2,879	2,871	0.3%	97.7%	96.9%	0.8%	23,954	23,690	1.1%	1.2%

Denver, CO	1,539	2,290	2,296	(0.3)%	95.2%	95.9%	(0.7)%	10,066	10,166	(1.0)%	(1.1)%

Pacific Northwest	5,374	2,706	2,692	0.5%	96.3%	95.3%	1.0%	42,023	41,414	1.5%	1.5%

Northern California
San Jose, CA	4,727	3,026	3,012	0.5%	96.4%	95.5%	0.9%	41,372	40,785	1.4%	1.3%
Oakland - East Bay, CA	4,338	2,754	2,780	(0.9)%	95.4%	95.1%	0.3%	34,188	34,400	(0.6)%	(0.6)%
San Francisco, CA	3,072	3,441	3,425	0.5%	96.4%	95.7%	0.7%	30,578	30,223	1.2%	1.1%
Northern California	12,137	3,034	3,035	0.0%	96.1%	95.4%	0.7%	106,138	105,408	0.7%	0.6%

Southern California
Los Angeles, CA	12,143	2,826	2,812	0.5%	96.2%	95.4%	0.8%	99,014	97,716	1.3%	1.3%
Orange County, CA	4,024	2,895	2,870	0.9%	96.0%	95.9%	0.1%	33,565	33,229	1.0%	0.8%
San Diego, CA	1,767	2,911	2,864	1.6%	96.2%	96.5%	(0.3)%	14,847	14,650	1.3%	1.0%
Southern California	17,934	2,850	2,828	0.8%	96.1%	95.6%	0.5%	147,426	145,595	1.3%	1.2%

Other Expansion Regions	1,381	2,079	2,083	(0.2)%	94.6%	94.8%	(0.2)%	8,146	8,178	(0.4)%	(0.4)%

Total Same Store	78,377	$2,967	$2,953	0.5%	95.9%	95.6%	0.3%	$669,227	$664,177	0.8%	0.7%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 0.9%. See Attachment 11, table 9.
(2) Represents the change in Residential Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 11, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 6
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
March 31, 2024
(Dollars in thousands)
(unaudited)

	Q1 2024	Q1 2023	% Change	Q1 2024 % of Total Opex

Property taxes (2)	$74,633	$71,217	4.8%	36.3%
Payroll (3)	39,703	39,489	0.5%	19.4%
Repairs & maintenance (4)	33,223	30,708	8.2%	16.2%
Utilities (5)	29,239	25,223	15.9%	14.2%
Office operations	16,113	16,373	(1.6)%	7.8%
Insurance	9,449	9,027	4.7%	4.6%
Marketing	3,126	3,275	(4.5)%	1.5%
Total Same Store Residential Operating Expenses	$205,486	$195,312	5.2%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related services.

(2)	Property taxes increased for the three months ended March 31, 2024 over the prior year period due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs primarily at certain of our properties in New York City. The expiration of property tax incentive programs represents $1,476 or 43% of the 4.8% increase in property taxes for the three months ended March 31, 2024.

(3)	Payroll costs increased for the three months ended March 31, 2024 over the prior year period primarily due to wage increases, partially offset by a reduction in on-site associates.

(4)	Repairs and maintenance increased for the three months ended March 31, 2024 over the prior year period due to increased repair and related contract labor costs, as well as increased turnover costs and the timing of rebates received under the Company's vendor partner programs.

(5)	Utilities increased for the three months ended March 31, 2024 over the prior year period primarily due to the implementation of the Company’s bulk internet offering at its communities, which is more than offset by the additional bulk internet revenue, as well as increases in trash removal costs, which are more than offset by the trash collection revenue, sewer fees and electricity rates. The increase for the three months ended March 31, 2024 is partially offset by a decrease in gas rates. The bulk internet offering is $2,757 or 69% of the 15.9% increase in utilities for the three months ended March 31, 2024.

Attachment 7
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
March 31, 2024
(Dollars in thousands, except per home data)
(unaudited)

		Q1 2024 Maintenance Expensed Per Home			Categorization of Q1 2024 Additional Capitalized Value (1)
Current Communities	Apartment Homes (2)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	Q1 2024 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	78,377	$23	$675	$698	$2,365	(6)	$11,022	$25,586	$38,973	$141	$326
Other Stabilized	2,935	9	623	632	3,012	(7)	192	159	3,363	$65	$54
Development/Redevelopment (8)	6,539	—	105	105	195,719		—	—	195,719	—	—
Dispositions (9)	—	—	—	—	(3,853)		—	—	(3,853)	—	—
Total	87,851	$21	$631	$652	$197,243		$11,214	$25,745	$234,202	N/A	N/A

(1)	Expenditures are capitalized for the acquisition or development of new assets or for expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(2)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)
This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $475 and $57, respectively, related to commercial space.

(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities under construction/reconstruction during the period, including communities where construction/reconstruction is complete.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q1 2024	$11,591	$13,165
Q4 2023	$12,339	$11,526
Q3 2023	$12,170	$12,460
Q2 2023	$11,606	$13,458

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2024
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Revenue				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of April 11, 2024			Q1 '24

	Communities Under Construction:
1.	Avalon Amityville	Amityville, NY	338	$134	Q2 2021	Q3 2023	Q2 2024	Q4 2024	$3,550	84%	54%	49%	42%
2.	Avalon Bothell Commons I	Bothell, WA	467	236	Q2 2021	Q3 2023	Q3 2024	Q1 2025	3,105	71%	55%	45%	32%
3.	Avalon Westminster Promenade	Westminster, CO	312	112	Q3 2021	Q2 2024	Q3 2024	Q2 2025	2,130	—	—	—	—
4.	Avalon West Dublin	Dublin, CA	499	267	Q3 2021	Q4 2023	Q4 2024	Q2 2025	3,330	49%	44%	31%	21%
5.	Avalon Montville	Montville, NJ	349	127	Q4 2021	Q4 2023	Q3 2024	Q4 2024	3,125	63%	34%	32%	16%
6.	Avalon Redmond Campus (1)	Redmond, WA	214	89	Q4 2021	Q1 2024	Q2 2024	Q4 2024	3,235	61%	56%	43%	16%
7.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q3 2024	Q4 2024	Q2 2025	2,690	—	—	—	—
8.	Avalon West Windsor (2)	West Windsor, NJ	535	211	Q2 2022	Q3 2025	Q3 2026	Q1 2027	3,040	—	—	—	—
9.	Avalon Durham (3)	Durham, NC	336	125	Q2 2022	Q2 2024	Q3 2024	Q2 2025	2,270	—	1%	—	—
10.	Avalon Annapolis	Annapolis, MD	508	201	Q3 2022	Q3 2024	Q3 2025	Q2 2026	2,700	—	—	—	—
11.	Kanso Milford	Milford, MA	162	63	Q4 2022	Q1 2024	Q3 2024	Q1 2025	2,685	32%	23%	6%	2%
12.	Avalon Lake Norman (3)	Mooresville, NC	345	101	Q1 2023	Q1 2025	Q1 2026	Q3 2026	1,945	—	—	—	—
13.	Avalon Hunt Valley West	Hunt Valley, MD	322	109	Q2 2023	Q1 2025	Q1 2026	Q3 2026	2,485	—	—	—	—
14.	Avalon South Miami (2)	South Miami, FL	290	186	Q3 2023	Q3 2025	Q1 2026	Q3 2026	4,535	—	—	—	—
15.	Avalon Princeton Shopping Center	Princeton, NJ	200	82	Q3 2023	Q1 2025	Q2 2025	Q4 2025	3,275	—	—	—	—
16.	Avalon Wayne	Wayne, NJ	473	174	Q4 2023	Q2 2025	Q3 2026	Q1 2027	3,210	—	—	—	—
17.	Avalon Parsippany	Parsippany, NJ	410	148	Q4 2023	Q4 2025	Q4 2026	Q2 2027	2,990	—	—	—	—
	Total / Weighted Average Under Construction		6,064	$2,500					$2,960

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.0%

Asset Cost Basis (millions) (4):
	Total Capital Cost, under construction and completed			$2,692
	Total Capital Cost, disbursed to date			(1,709)
	Total Capital Cost, remaining to invest			$983

(1)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus wholly-owned community, where 48 existing older apartment homes were demolished and are being replaced by Avalon Redmond Campus. As a densification, this community is excluded from the weighted average Projected NOI as a % of Total Capital Cost.

(2)	Developments containing at least 10,000 square feet of commercial space include Avalon West Windsor (19,000 sf) and Avalon South Miami (32,000 sf).

(3)	Communities being developed through the Developer Funding Program ("DFP"). The DFP utilizes third-party multifamily developers to source and construct communities which the Company owns and operates.

(4)	Includes the communities presented and two additional communities with 475 apartment homes representing $192 million in Total Capital Costs which had completed construction but not yet achieved Stabilized Operations for the full quarter. Q1 2024 NOI for these 19 communities was $4 million.

Attachment 9
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
March 31, 2024
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)	Debt
		AVB	Apartment	Q1	Principal	Interest
Venture	Communities	Ownership	Homes	2024	Amount (1)	Rate (3)

NYTA MF Investors, LLC	5	20.0%	1,301	$10,377	$394,734	3.88%
MVP I, LLC	1	25.0%	313	2,013	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,132	18,890	3.40%
Avalon Alderwood MF, LLC	1	50.0%	328	1,697	—	—%
Total Unconsolidated Real Estate Investments	8		2,247	$15,219	$516,624	3.73%

Development Communities
			Projected				Projected		Avg				% Economic Occ.
				Total Capital				Full Qtr	Monthly	%	%	%
		AVB	Apartment	Cost		Initial		Stabilized	Revenue	Complete	Leased	Occupied
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Ops	Per Home	As of April 11, 2024			Q1 '24

Completed this Quarter:
Arts District Joint Venture (4)	Los Angeles, CA	25.0%	475	$293	Q3 2020	Q3 2023	Q1 2024	Q1 2025	$3,670	100%	46%	40%	27%

(1)NOI, debt principal amount and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of March 31, 2024.
(4)This development includes 57,000 square feet of commercial space. As of March 31, 2024, the Company had contributed substantially all of its equity commitment. Remaining development costs related to commitment close-outs and construction true-ups are expected to be funded primarily by the venture's variable rate construction loan which has a balance of $142,348 as of March 31, 2024.

Attachment 10
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2024
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2024	$8,793	$300,000	$308,793
Fixed rate	$333,892	3.9%	2025	10,765	825,000	835,765
Variable rate	409,350	5.2%	2026	11,811	775,000	786,811
Subtotal, secured notes	743,242	4.6%	2027	250,159	400,000	650,159
			2028	18,902	850,000	868,902
Unsecured notes			2029	132,661	450,000	582,661
Fixed rate	7,300,000	3.3%	2030	9,100	700,000	709,100
Subtotal, unsecured notes	7,300,000	3.3%	2031	9,700	600,000	609,700
			2032	10,400	700,000	710,400
Variable rate facility (3)	—	—%	2033	12,000	750,000	762,000
Commercial paper (3)	—	—%	Thereafter	268,951	950,000	1,218,951
Total Debt	$8,043,242	3.4%		$743,242	$7,300,000	$8,043,242

SELECT DEBT METRICS

Q1 2024 Net Debt-to-Core EBITDAre (4)	4.3x	Q1 2024 Interest Coverage (4)	7.5x	Q1 2024 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	7.4

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	March 31, 2024	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	24.5%	<	65%
Combined EBITDA to Combined Debt Service	6.56x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	22.6%	<	65%
Secured Indebtedness to Capitalization Value (5)	2.6%	<	40%

Unsecured Senior Notes Covenants (6)	March 31, 2024	Requirement

Total Outstanding Indebtedness to Total Assets (7)	29.6%	<	65%
Secured Indebtedness to Total Assets (7)	2.7%	<	40%
Unencumbered Assets to Unsecured Indebtedness	349.1%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	7.27x	>	1.50x

(1)
Rates are as of March 31, 2024 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at March 31, 2024 under the Company's (i) $2.25 billion Credit Facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(4)	See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of March 31, 2024, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 11

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2024
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Monthly Revenue per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Revenue per Occupied Home is calculated by the Company as Residential revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Sixth Amended and Restated Revolving Loan Agreement dated as of September 27, 2022 which has been filed as an exhibit to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2023 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

Attachment 11

TABLE 1
Q1
2024
Net income	$173,557
Interest expense and loss on extinguishment of debt	59,439
Income tax benefit	(22)
Depreciation expense	212,269
EBITDA	$445,243

Casualty loss	2,935
Loss on sale of communities	70
Unconsolidated entity EBITDAre adjustments (1)	3,879
EBITDAre	$452,127

Unconsolidated entity gains, net	(8,385)
Structured Investment Program loan reserve	58
Advocacy contributions	75
Hedge accounting activity	39
Executive transition compensation costs	104
Severance related costs	211
Expensed transaction, development and other pursuit costs, net of recoveries	3,134
Other real estate activity	(141)
Legal settlements and costs	864
Core EBITDAre	$448,086

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements.

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures, including those from a change in control. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because adjustments such as (i) gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 11

TABLE 2
	Q1	Q1
	2024	2023
Net income attributable to common stockholders	$173,449	$146,902
Depreciation - real estate assets, including joint venture adjustments	211,347	203,280
Distributions to noncontrolling interests	—	12
Loss on sale of previously depreciated real estate	70	13
Casualty loss on real estate	2,935	5,051
FFO attributable to common stockholders	387,801	355,258

Adjusting items:
Unconsolidated entity gains, net (1)	(8,385)	(3,056)
Structured Investment Program loan reserve (2)	58	(19)
Hedge accounting activity	39	228
Advocacy contributions	75	—
Executive transition compensation costs	104	347
Severance related costs	211	1,173
Expensed transaction, development and other pursuit costs, net of recoveries	3,134	2,451
Other real estate activity	(141)	(129)
For-sale condominium imputed carry cost (3)	20	255
Legal settlements and costs	864	(98)
Income tax (benefit) expense (4)	(22)	3,560
Core FFO attributable to common stockholders	$383,758	$359,970

Weighted average common shares outstanding - diluted	142,222,755	140,023,810

Earnings per common share - diluted	$1.22	$1.05
FFO per common share - diluted	$2.73	$2.54
Core FFO per common share - diluted	$2.70	$2.57

(1) Amounts consist primarily of net unrealized gains on technology investments.
(2) Changes are the expected credit losses associated with the Company's lending commitments primarily under its SIP. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(4) Amount for 2023 is primarily for the recognition of taxes associated with The Park Loggia dispositions.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2024 is as follows (dollars in thousands):

Attachment 11

TABLE 3

Core EBITDAre (1)	$448,086

Interest expense (2)	$59,439

Interest Coverage	7.5 times

(1) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of non-core hedge accounting activity.

Like-Term Effective Rent Change for an individual apartment home represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Like-Term Effective Rent Change with respect to multiple apartment homes represents an average. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and restricted cash, divided by annualized first quarter 2024 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$8,043,242
Cash and cash equivalents and restricted cash	(385,234)
Net debt	$7,658,008

Core EBITDAre (2)	$448,086

Core EBITDAre, annualized	$1,792,344

Net Debt-to-Core EBITDAre	4.3 times

(1) Balance at March 31, 2024 excludes $42,194 of debt discount and deferred financing costs as reflected in unsecured notes, net, and $17,777 of debt discount and deferred financing costs as reflected in notes payable, net, on the Condensed Consolidated Balance Sheets.

(2) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

Attachment 11

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from unconsolidated investments, depreciation expense, income tax (benefit) expense, casualty loss, loss (gain) on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to net income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 11

TABLE 5
	Q1	Q1	Q4
	2024	2023	2023
Net income	$173,557	$146,775	$242,066
Property management and other indirect operating expenses, net of corporate income	35,204	33,936	34,706
Expensed transaction, development and other pursuit costs, net of recoveries	4,245	2,992	10,267
Interest expense, net	54,766	56,821	49,471
General and administrative expense	20,331	20,400	17,992
Income from unconsolidated investments	(10,847)	(4,845)	(1,709)
Depreciation expense	212,269	204,743	210,694
Income tax (benefit) expense	(22)	3,560	2,438
Casualty loss	2,935	5,051	568
Loss (gain) on sale of communities	70	13	(77,994)
Other real estate activity	(141)	(129)	533
NOI from real estate assets sold or held for sale	(426)	(6,950)	(979)
NOI	491,941	462,367	488,053

Commercial NOI	(8,284)	(8,553)	(8,722)
Residential NOI	$483,657	$453,814	$479,331

Residential NOI
Same Store:
New England	$65,298	$61,735	$64,949
Metro NY/NJ	91,313	89,479	91,122
Mid-Atlantic	70,678	69,438	71,565
Southeast FL	15,491	15,512	14,441
Denver, CO	7,353	7,243	7,213
Pacific NW	29,927	29,202	29,764
N. California	75,084	74,589	75,798
S. California	103,347	94,452	101,888
Other Expansion Regions	5,250	5,420	5,259
Total Same Store	463,741	447,070	461,999
Other Stabilized	15,563	7,034	15,150
Development/Redevelopment	4,353	(290)	2,182
Residential NOI	$483,657	$453,814	$479,331

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q1	Q1	Q4
	2024	2023	2023

Revenue from real estate assets sold or held for sale	$690	$9,709	$1,456
Operating expenses from real estate assets sold or held for sale	(264)	(2,759)	(477)
NOI from real estate assets sold or held for sale	$426	$6,950	$979

Attachment 11

Commercial NOI is composed of the following components (in thousands):

TABLE 7
	Q1	Q1	Q4
	2024	2023	2023

Commercial Revenue	$10,112	$10,228	$10,573
Commercial Operating Expenses	(1,828)	(1,675)	(1,851)
Commercial NOI	$8,284	$8,553	$8,722

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2024, or which were acquired subsequent to January 1, 2023. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected net income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter and full year 2024 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Q2 2024	$1.60	$1.70
Depreciation (real estate related)	1.48	1.48
Gain on sale of communities	(0.49)	(0.49)
Projected FFO per share (diluted) - Q2 2024	2.59	2.69
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Advocacy contributions	0.03	0.03
Projected Core FFO per share (diluted) - Q2 2024	$2.63	$2.73

Projected EPS (diluted) - Full Year 2024	$6.98	$7.38
Depreciation (real estate related)	5.97	5.97
Gain on sale of communities	(2.34)	(2.34)
Casualty loss on real estate	0.02	0.02
Projected FFO per share (diluted) - Full Year 2024	10.63	11.03
Unconsolidated entity gains, net	(0.05)	(0.05)
Structured Investment Program loan reserve	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.05	0.05
Legal settlements and costs	0.02	0.02
Advocacy contributions	0.05	0.05
Projected Core FFO per share (diluted) - Full Year 2024	$10.71	$11.11

Attachment 11

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve-month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential revenue in conformity with GAAP to Residential Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q1	Q1	Q4
	2024	2023	2023
Residential revenue (GAAP basis)	$669,227	$642,382	$664,177
Residential concessions amortized	4,318	3,409	4,460
Residential concessions granted	(3,403)	(3,675)	(4,614)

Residential Revenue with Concessions on a Cash Basis	$670,142	$642,116	$664,023

		Q1 2024 vs. Q1 2023	Q1 2024 vs. Q4 2023

% change -- GAAP revenue		4.2%	0.8%

% change -- cash revenue		4.4%	0.9%

Attachment 11

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2024 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2023, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations is defined as operations of a community that occur after the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior period or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue and government rent relief

The following table provides uncollectible Residential lease revenue as a percentage of total Residential revenue in the aggregate and excluding amounts recognized from government rent relief programs in each respective period. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2024 absent funding from the Federal government.

TABLE 10
	Same Store Uncollectible Residential Lease Revenue
	Q1		Q1		Q4
	2024		2023		2023
	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief
New England	0.2%	0.6%	0.9%	1.5%	0.9%	1.1%
Metro NY/NJ	2.1%	2.4%	2.4%	3.5%	2.9%	3.1%
Mid-Atlantic	2.3%	2.6%	2.6%	2.7%	2.5%	2.7%
Southeast FL	2.4%	2.4%	2.5%	3.4%	2.5%	2.6%
Denver, CO	1.2%	1.4%	1.2%	1.5%	1.1%	1.1%
Pacific NW	0.9%	1.0%	0.9%	1.3%	1.1%	1.2%
N. California	1.1%	1.2%	1.7%	1.9%	1.2%	1.3%
S. California	2.1%	2.4%	4.8%	5.0%	2.2%	2.4%
Other Expansion Regions	1.2%	1.2%	0.9%	0.9%	1.3%	1.3%
Total Same Store	1.6%	1.9%	2.5%	3.0%	1.9%	2.1%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2024 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2024 is as follows (dollars in thousands):

Attachment 11

TABLE 11
Q1 2024
NOI
Residential NOI:
Same Store	$463,741
Other Stabilized	15,563
Development/Redevelopment	4,353
Total Residential NOI	483,657
Commercial NOI	8,284
NOI from real estate assets sold or held for sale	426
Total NOI generated by real estate assets	492,367
Less NOI on encumbered assets	(24,850)
NOI on unencumbered assets	$467,517

Unencumbered NOI	95%

Unlevered IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unlevered IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unlevered IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other communities. The weighted average Unlevered IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.